Exhibit (a)(37)

Stratasys Board of Directors Unanimously Rejects Nano Dimension’s Revised Partial Tender Offer

Releases Investor Presentation Highlighting Nano’s Attempt to Destroy Significant Value and Growth Opportunities for ALL Stratasys Shareholders

Urges Shareholders NOT to Tender into Nano’s Coercive Partial Tender Offer, to Withdraw Any Shares Previously Tendered AND to Contact Their Broker and Instruct Them to File a Notice of Objection

Urges Shareholders to Vote ONLY on the WHITE Proxy Card “FOR” the Re-Election of the Stratasys Slate of Directors

MINNEAPOLIS & REHOVOT, Israel – July 17, 2023 – Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys” or the “Company”), a leader in polymer 3D printing solutions, today announced that its Board of Directors (the “Board”), after consultation with its independent financial and legal advisors, unanimously determined that the revised partial tender offer announced by Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano”) on July 10, 2023 to acquire ordinary shares of Stratasys for $24.00 per share in cash is misleading, coercive, substantially undervalues the Company as a whole and is NOT in the best interests of all Stratasys shareholders. Accordingly, the Board unanimously recommends that shareholders reject the revised partial offer, deliver a Notice of Objection against the partial offer and do NOT tender their Stratasys shares in the partial offer.

Additional information is included in a new investor presentation that is available at www.investors.stratasys.com and www.NextGenerationAM.com. Highlights of the investor presentation include:

●	Nano’s partial tender means Stratasys shareholders who tender their shares may have as few as approximately 40% of their shares purchased, assuming full participation in the offer. If the partial tender offer is successful, additional shareholders are likely to tender their shares during the mandatory 4-day extension window, and shareholders may retain approximately 60% of their existing shares in a Nano-controlled Stratasys.

●	The partial tender offer implies a blended value of approximately $15 to $19 per share or less, assuming full participation in the offer, given that Stratasys being controlled by Nano is likely to lead to Stratasys shareholders’ remaining shares trading at a heavily discounted level, which could be approximately $9 to $15 per share or less.[1]

●	Nano has destroyed significant value and trades at negative firm value. Yoav Stern, Nano’s CEO, cannot be trusted, has made misrepresentations about Stratasys and is not qualified to manage Stratasys. Since Yoav Stern’s appointment, Nano has spent more than $500 million in cash and increased its revenue by only $44 million.

●	If the partial tender offer is successful, significant conflicts of interest would exist that are likely to be detrimental to Stratasys and its minority shareholders. Nano and Yoav Stern may not be incentivized to act in the best interest of minority shareholders of Stratasys, and Nano could block any future transaction that might maximize value for Stratasys and its minority shareholders, including Stratasys’ ability to engage in discussions with 3D Systems.

[1]	Assumes tendered shares that are not accepted as a result of proration trade similar to Nano’s market cap discount to cash and investments as a controlling entity or SSYS’ unaffected price at most. See investor presentation for further information.

The Stratasys Board Urges Shareholders NOT TO TENDER Their Shares, to Withdraw Any Shares That Have Already Been Tendered, AND to File a Notice of Objection

Unlike tender offers in the United States, under Israeli rules, Nano’s partial tender offer will fail if the shares represented by submitted Notices of Objection are greater than or equal to the number of shares tendered in the offer. Therefore, in addition to not tendering, filing a Notice of Objection could help cause the tender to fail. Simply not tendering could result in non-tendering shareholders being left as minority shareholders in a company controlled by Nano. Therefore, we strongly urge shareholders to file their Notice of Objection in order to reduce the risk of becoming a minority shareholder in a Nano-controlled company.

To deliver a Notice of Objection, CONTACT YOUR BROKER and instruct them to deliver a Notice of Objection on your behalf. If you have already tendered your shares, you can still withdraw them.

In addition, in connection with Stratasys’ 2023 Annual General Meeting of Shareholders, to be held on August 8, 2023, Nano has nominated an unqualified slate of director candidates as part of its campaign to acquire control of Stratasys. The Stratasys Board unanimously recommends that Stratasys shareholders vote ONLY on the WHITE proxy card “FOR” the re-election of the Stratasys Slate, consisting of the eight highly qualified current members of Stratasys’ Board.

Voting for Nano’s slate will enable Nano to take control of Stratasys without paying shareholders, irrespective of the partial tender offer. Once controlling the Stratasys Board, Nano could use numerous conditions to walk away from the partial tender offer. Nano’s slate of director candidates is unqualified and has far less relevant experience and expertise than Stratasys’ slate of directors. In addition, Nano’s slate of director candidates has presided over serious corporate governance failings and value destruction.

On the contrary, Stratasys’ slate of director candidates is highly qualified, truly independent and purpose-built. Stratasys’ Board is highly focused on maximizing shareholder value and engages with multiple industry participants for the benefit of all Stratasys shareholders.

Advisors

J.P. Morgan is acting as exclusive financial advisor to Stratasys, and Meitar Law Offices and Wachtell, Lipton, Rosen & Katz are serving as legal counsel.

Additional Information

The full basis for the Board’s unanimous recommendation is set forth in an amendment to Stratasys’ Schedule 14D-9 filed today with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the amended Schedule 14D-9 may also be obtained on the Company’s website at https://www.stratasys.com/en/ or by contacting Morrow Sodali LLC toll-free at (800) 662-5200 or (203) 658-9400 or via email at SSYS@info.morrowsodali.com.

Visit www.NextGenerationAM.com for additional information about how Stratasys shareholders can deliver a Notice of Objection to protect their investment and vote the WHITE proxy card “FOR” the re-election of Stratasys’ directors.

About Stratasys

Stratasys is leading the global shift to additive manufacturing with innovative 3D printing solutions for industries such as aerospace, automotive, consumer products, healthcare, fashion and education. Through smart and connected 3D printers, polymer materials, a software ecosystem, and parts on demand, Stratasys solutions deliver competitive advantages at every stage in the product value chain. The world’s leading organizations turn to Stratasys to transform product design, bring agility to manufacturing and supply chains, and improve patient care.

To learn more about Stratasys, visit www.stratasys.com, the Stratasys blog, Twitter, LinkedIn, or Facebook. Stratasys reserves the right to utilize any of the foregoing social media platforms, including the Company’s websites, to share material, non-public information pursuant to the SEC’s Regulation FD. To the extent necessary and mandated by applicable law, Stratasys will also include such information in its public disclosure filings.

Stratasys is a registered trademark and the Stratasys signet is a trademark of Stratasys Ltd. and/or its subsidiaries or affiliates. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the actual results of Stratasys Ltd. and its consolidated subsidiaries (“Stratasys”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Stratasys’ actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Item 3.D “Key Information - Risk Factors”, Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”), and in other filings by Stratasys with the SEC. These include, but are not limited to: factors relating to the partial tender offer commenced by Nano Dimension Ltd. (“Nano”), including actions taken by Nano in connection with the offer, actions taken by Stratasys or its shareholders in respect of the offer and the effects of the offer on Stratasys’ businesses, or other developments involving Nano, the ultimate outcome of the proposed transaction between Stratasys and Desktop Metal, Inc. (“Desktop Metal”), including the possibility that Stratasys or Desktop Metal shareholders will reject the proposed transaction; the effect of the announcement of the proposed transaction on the ability of Stratasys and Desktop Metal to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; the timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary shareholder approvals); and other risks related to the completion of the proposed transaction and actions related thereto.

For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Stratasys’ periodic reports and other filings with the SEC, including the risk factors identified in Stratasys’ Annual Reports on Form 20-Fand its Form 6-K report that published its results for the quarter ended March 31, 2023, which it furnished to the SEC on May 16, 2023. The forward-looking statements included in this communication are made only as of the date hereof. Stratasys does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Important Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell the ordinary shares of Stratasys. In response to a tender offer commenced by Nano, Stratasys has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. STRATASYS SHAREHOLDERS ARE ADVISED TO READ STRATASYS’ SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stratasys shareholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Stratasys in connection with the tender offer by Nano or one of its affiliates, free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents from Stratasys by directing a request to Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 7612, Israel, Attn: Yonah Lloyd, VP Investor Relations, or by calling +972-74-745-4029.

Contacts

If you need any further assistance filing a Notice of Objection, please contact your broker or Stratasys’ information agent:

Morrow Sodali LLC

509 Madison Avenue, 12th Floor

New York, NY 10022

Call toll-free (800) 662-5200 or (203) 658-9400

Email: SSYS@info.morrowsodali.com

Investor Relations

Yonah Lloyd

CCO / VP Investor Relations

Yonah.Lloyd@stratasys.com

U.S. Media

Ed Trissel / Joseph Sala / Kara Brickman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Israel Media

Rosa Coblens

VP Sustainability, Public Relations IL & Global Internal Communications

Rosa.Coblens@stratasys.com

Yael Arnon

Scherf Communications

yaela@scherfcom.com

+972527202703

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